Exhibit 99.1
Skyward Specialty Insurance Group Reports Third Quarter 2023 Results
Houston, TX – November 6, 2023 – Skyward Specialty Insurance Group, Inc. (Nasdaq: SKWD) (“Skyward Specialty” or the “Company”) today reported third quarter 2023 net income of $21.7 million, or $0.57 per diluted share, compared to a net loss of $2.4 million, or $0.15 per diluted share, for the same 2022 period. Net income for the first nine months of 2023 was $56.7 million, or $1.50 per diluted share, compared to $19.0 million, or $0.58 per diluted share for the same 2022 period.
Adjusted operating income(1) for the third quarter of 2023 was $25.0 million, or $0.65 per diluted share, compared to $10.7 million, or $0.33 per diluted share, for the same 2022 period. Adjusted operating income(1) for the first nine months of 2023 was $56.5 million, or $1.49 per diluted share, compared to $46.9 million, or $1.44 per diluted share, for the same 2022 period.
Highlights for the quarter included:
•Gross written premiums increased 31.6%.
•Underwriting income(1) of $22.3 million compared to $0.3 million for the third quarter of 2022.
•Combined ratio of 90.2% compared to 99.8% for the third quarter of 2022.
•Current accident year non-cat loss and LAE ratio of 60.7% compared to 62.0% for the third quarter of 2022.
•Cat loss and LAE ratio of 0.4% compared to 2.8% for the third quarter of 2022.
•Annualized return on equity(1) of 16.4% compared to (2.3)% for the same 2022 period.
•Annualized return on tangible equity(1) of 19.7% compared to (3.0)% for the same 2022 period.

(1) See "Reconciliation of Non-GAAP Financial Measures"
Skyward Specialty CEO Andrew Robinson commented, "We continued to deliver exceptional underwriting results in the third quarter. We achieved a company best 90.2% combined ratio, grew gross written premiums over 30%, and delivered a 16.4% annualized return on equity. This continues the impressive trend of reporting double-digit gross written premiums growth, a low 90's combined ratio inclusive of cats, and mid-teens annualized return on equity in every quarter as a public company. Our results demonstrate again our ability to execute at a high level and meet and exceed the key metrics that we set out. We have built a genuinely distinctive company and I strongly believe that our success, and our team’s commitment to improve on that success, will continue."
Results of Operations
Underwriting Results

Premiums
($ in thousands)	Three months ended September 30,			Nine months ended September 30,
unaudited	2023	2022	% Change	2023	2022	% Change
Gross written premiums	$355,732	$270,250	31.6%	$1,138,224	$879,119	29.5%
Ceded written premiums	$(75,036)	$(98,795)	(24.0)%	$(441,650)	$(383,532)	15.2%
Net retention	78.9%	63.4%	NM (1)	61.2%	56.4%	NM (1)
Net written premiums	$280,696	$171,455	63.7%	$696,574	$495,587	40.6%
Net earned premiums	$227,033	$158,048	43.6%	$604,211	$445,851	35.5%
(1) Not meaningful

The increase in gross written premiums for the third quarter of 2023, when compared to the same 2022 period, was driven by double-digit premium growth from all eight of our underwriting divisions.
The increase in gross written premiums for the first nine months of 2023, when compared to the same 2022 periods, was driven by double-digit premium growth from nearly all of our underwriting divisions.

During the third quarter and first nine months of 2023, the Company rescinded a quota share reinsurance contract, the impact of which increased net written premiums by $50.5 million and net earned premiums by $13.1 million, respectively, that had previously been ceded under the contract through the first six months of 2023.

Combined Ratio	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2023	2022	2023	2022
Non-cat loss and LAE(1)	60.7%	62.0%	60.9%	62.8%
Cat loss and LAE(1)	0.4%	2.8%	1.8%	1.0%
Prior accident year development - LPT(2)	(0.1)%	5.9%	(0.2)%	2.1%
Loss Ratio	61.0%	70.7%	62.5%	65.9%
Net policy acquisition costs	15.0%	11.0%	13.0%	10.2%
Other operating and general expenses	15.1%	19.0%	16.3%	19.5%
Commission and fee income	(0.9)%	(0.9)%	(1.0)%	(0.9)%
Expense ratio	29.2%	29.1%	28.3%	28.8%
Combined ratio	90.2%	99.8%	90.8%	94.7%
Adjusted Underwriting Ratios
Adjusted loss ratio(2)	61.1%	64.8%	62.7%	63.8%
Expense ratio	29.2%	29.1%	28.3%	28.8%
Adjusted combined ratio(2)	90.3%	93.9%	91.0%	92.6%
(1) Current accident year
(2) See "Reconciliation of Non-GAAP Financial Measures"

The loss ratio for the third quarter of 2023 improved 9.7 points when compared to the same 2022 period. The non-cat loss and LAE ratio improved 1.3 points when compared to the same 2022 period, primarily driven by the shift in the mix of business and continued run-off of exited business. Catastrophe losses only added 0.4 points to the current quarter loss ratio compared to the third quarter of 2022, which was impacted by 2.8 points of catastrophe losses from Hurricane Ian. The third quarter of 2022 was impacted by strengthening LPT reserves by $14.4 million partially offset by reinsurance recoveries of $5.1 million, which added 5.9 points to the 2022 loss ratio.
The loss ratio for the first nine months of 2023 improved 3.4 points when compared to the same 2022 period. The non-cat loss and LAE ratio improved 1.9 points when compared to the same 2022 period, primarily driven by the shift in the mix of business and continued run-off of exited business. Catastrophe losses from second and third quarter convective storms and first quarter wind and hail events, including tornadoes, added 1.8 points to the loss ratio compared to the first nine months of 2022, which was impacted by 1.0 point of catastrophe losses from Hurricane Ian. The loss ratio for the first nine months of 2022 included 2.1 points from the net impact of LPT reserve strengthening.
The expense ratios for the third quarter and first nine months of 2023 increased slightly and improved 0.5 points, respectively, when compared to the same 2022 periods. The increase in the net policy acquisition cost ratios for the third quarter and first nine months of 2023, when compared to the same 2022 periods, was primarily driven by the (i) shift in the mix of business, and (ii) impact of the cancellation of the quota share reinsurance contract. The improvement in the other operating and general expenses ratios for the third quarter and first nine months of 2023, when compared to the same 2022 periods, was primarily due to the increase in earned premiums.
The expense ratios for the third quarter and first nine months of 2023 exclude the impact of IPO related stock compensation and secondary offering expenses, which are reported in other expenses in our condensed consolidated statements of operations and comprehensive income (loss).

Investment Results

Net Investment Income (Loss)
$ in thousands	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2023	2022	2023	2022

Short-term and money market investments	$3,148	$496	$8,070	$631
Core fixed income	8,549	4,682	21,855	10,637
Opportunistic fixed income	(47)	632	(5,617)	19,106
Equities	1,438	171	2,007	1,279
Net investment income (1)	$13,088	$5,981	$26,315	$31,653

Net unrealized (losses) gains on securities still held	$(6,391)	$(6,297)	$2,394	$(26,180)
Net realized gains (losses)	$3,407	$(1,008)	$934	$63
(1) excludes income from operating cash for the third quarter and first nine months ended September, 30, 2023 and 2022.
Net investment income for the third quarter and first nine months of 2023 increased $7.1 million and decreased $5.3 million, respectively, when compared to the same 2022 periods.
The increase in income from our core fixed income portfolio for the third quarter and first nine months of 2023 was due to (i) a larger asset base as we continued to increase our allocation to this part of our investment portfolio and (ii) a higher book yield of 4.2% at September 30, 2023 compared to 3.3% at September 30, 2022. The increase in income from short-term and money market investments for the third quarter and first nine months of 2023, when compared to the same 2022 periods, was due to a larger asset base and higher investment yields when compared to the same 2022 periods. The opportunistic fixed income portfolio was impacted by a decline in the fair value of limited partnership investments for the third quarter and first nine months of 2023 when compared to the same 2022 periods.
Stockholders’ Equity
Stockholders’ equity was $535.4 million at September 30, 2023 which represents an increase of 2.4% when compared to stockholders' equity of $522.7 million at June 30, 2023. The increase in stockholders’ equity was primarily due to net income.

Conference Call
At 8 a.m. central time tomorrow, November 7, 2023, Skyward Specialty management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at investors.skywardinsurance.com under Events & Presentations. Additionally, investors can access the earnings call via conference call by registering via the conference link. Users will receive dial-in information and a unique PIN to join the call upon registering.
Non-GAAP Financial Measures
This release contains certain financial measures and ratios that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance.
We have chosen to exclude the net impact of the Loss Portfolio Transfer (“LPT”), all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening in certain non-GAAP metrics, where noted, as the business subject to the LPT is not representative of our continuing business strategy. The business subject to the LPT is primarily related to policy years 2017 and prior, was generated and managed under prior leadership, and has either been exited or substantially repositioned during the reevaluation of our portfolio. We consider these non-GAAP financial measures to be useful metrics for our management and investors to facilitate operating performance comparisons from period to period. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and is not meant to be a substitute for revenue or net income, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the section entitled “Reconciliation of Non-GAAP Financial Measures.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions - Accident & Health, Captives, Global Property & Agriculture, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S. SKWD stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) with positive outlook by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.

Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Skyward Specialty's Form 10-K, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the potential loss of key members of our management team or key employees and our ability to attract and retain personnel, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss, and losses resulting from reinsurance counterparties failing to pay us on reinsurance claims. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Skyward Specialty Insurance Group, Inc.
Media contact:
Haley Doughty
hdoughty@skywardinsurance.com
713-935-4944
or
Investor contact:
Natalie Schoolcraft,
nschoolcraft@skywardinsurance.com
614-494-4988

Skyward Specialty Insurance Group, Inc.

Consolidated Balance Sheets
($ in thousands, except share and per share amounts)
(unaudited)	September 30, 2023	December 31, 2022
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $942,841 and $662,616, respectively)	$874,864	$607,572
Fixed maturity securities, held-to-maturity, at amortized cost (net of allowance for credit losses of $320 as of September 30, 2023)	44,437	52,467
Equity securities, at fair value	107,387	120,169
Mortgage loans (at fair value as of September 30, 2023; at amortized cost as of December 31, 2022)	59,318	51,859
Other long-term investments	115,823	129,142
Short-term investments, at fair value	194,049	121,158
Total investments	1,395,878	1,082,367
Cash and cash equivalents	53,730	45,438
Restricted cash	49,536	79,573
Premiums receivable, net	211,940	139,215
Reinsurance recoverables, net	615,675	581,359
Ceded unearned premium	218,784	157,645
Deferred policy acquisition costs	99,255	68,938
Deferred income taxes	35,006	36,188
Goodwill and intangible assets, net	88,808	89,870
Other assets	82,083	82,846
Total assets	$2,850,695	$2,363,439
Liabilities and stockholders’ equity
Liabilities:
Reserves for losses and loss adjustment expenses	$1,268,711	$1,141,757
Unearned premiums	596,011	442,509
Deferred ceding commission	41,704	29,849
Reinsurance and premium payables	161,832	113,696
Funds held for others	53,963	36,858
Accounts payable and accrued liabilities	64,407	48,499
Notes payable	50,000	50,000
Subordinated debt, net of debt issuance costs	78,670	78,609
Total liabilities	2,315,298	1,941,777
Stockholders’ equity
Series A preferred stock, $0.01 par value; 10,000,000 and 2,000,000 shares authorized, 0 and 1,969,660 shares issued and outstanding, respectively	—	20
Common stock, $0.01 par value, 500,000,000 and 168,000,000 shares authorized, 37,677,521 and 16,832,955 shares issued, respectively	377	168
Treasury stock, $0.01 par value, 0 and 233,289 shares, respectively	—	(2)
Additional paid-in capital	645,292	577,289
Stock notes receivable	(5,625)	(6,911)
Accumulated other comprehensive loss	(53,673)	(43,485)
Accumulated deficit	(50,974)	(105,417)
Total stockholders’ equity	535,397	421,662
Total liabilities and stockholders’ equity	$2,850,695	$2,363,439

Skyward Specialty Insurance Group, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
($ in thousands, except share and per share amounts)	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2023	2022	2023	2022

Revenues:
Net earned premiums	$227,033	$158,048	$604,211	$445,851
Commission and fee income	2,085	1,362	5,817	3,652
Net investment income	13,089	5,988	26,318	31,667
Net investment (losses) gains	(2,984)	(7,305)	3,328	(26,117)
Total revenues	239,223	158,093	639,674	455,053
Expenses:
Losses and loss adjustment expenses	138,536	111,746	377,841	293,536
Underwriting, acquisition and insurance expenses	68,315	47,340	176,653	132,258
Interest expense	2,632	1,738	7,250	4,280
Amortization expense	463	387	1,336	1,160
Other expenses	1,482	—	4,061	—
Total expenses	211,428	161,211	567,141	431,234
Income (loss) before income taxes	27,795	(3,118)	72,533	23,819
Income tax expense (benefit)	6,084	(719)	15,814	4,842
Net income (loss)	21,711	(2,399)	56,719	18,977
Net income attributable to participating securities	—	—	1,492	9,124
Net income (loss) attributable to common stockholders	$21,711	$(2,399)	$55,227	$9,853
Comprehensive income (loss):
Net income (loss)	$21,711	$(2,399)	$56,719	$18,977
Other comprehensive loss:
Unrealized gains and losses on investments:
Net change in unrealized losses on investments, net of tax	(8,722)	(17,806)	(5,309)	(49,308)
Reclassification adjustment for (losses) gains on securities no longer held, net of tax	(3,667)	31	(4,879)	362
Total other comprehensive loss	(12,389)	(17,775)	(10,188)	(48,946)
Comprehensive income (loss)	$9,322	$(20,174)	$46,531	$(29,969)

Skyward Specialty Insurance Group, Inc.

Share and Per Share Data
($ in thousands, except share and per share amounts)	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2023	2022	2023	2022

Weighted average basic shares	36,743,393	16,465,588	35,502,843	16,464,313
Weighted average diluted shares	38,403,843	16,465,588	37,830,431	32,598,669

Basic earnings (loss) per share	$0.59	$(0.15)	$1.56	$0.60
Diluted earnings (loss) per share	$0.57	$(0.15)	$1.50	$0.58
Basic adjusted operating earnings per share	$0.68	$0.34	$1.55	$1.48
Diluted adjusted operating earnings per share	$0.65	$0.33	$1.49	$1.44

Annualized ROE (1)	16.4%	(2.3)%	15.8%	6.1%
Annualized adjusted ROE (2)	18.9%	10.4%	15.8%	15.2%
Annualized ROTE (3)	19.7%	(3.0)%	19.4%	7.9%
Annualized adjusted ROTE (4)	22.8%	13.4%	19.4%	19.4%

			September 30	December 31
			2023	2022

Shares outstanding			37,677,521	16,599,666
Fully diluted shares outstanding			39,506,135	33,290,638

Book value per share			$14.36	$25.82
Fully diluted book value per share			$13.69	$12.87
Fully diluted tangible book value per share			$11.45	$10.17

(1) Annualized ROE is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(2) Annualized adjusted ROE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(3) Annualized ROTE is net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period
(4) Annualized adjusted ROTE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted operating income (loss) – We define adjusted operating income (loss) as net income (loss) excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted operating income differently.

($ in thousands)	Three months ended September 30,				Nine months ended September 30,
(unaudited)	2023		2022		2023		2022
	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax
Income (loss) as reported	$27,795	$21,711	$(3,118)	$(2,399)	$72,533	$56,719	$23,819	$18,977
Add:
Other expenses	1,482	1,171	—	—	4,061	3,208	—	—
Less:
Net impact of loss portfolio transfer	266	210	(9,271)	(7,324)	970	766	(9,271)	(7,324)
Net investment (losses) gains	(2,984)	(2,357)	(7,305)	(5,771)	3,328	2,629	(26,117)	(20,633)
Adjusted operating income	$31,995	$25,029	$13,458	$10,696	$72,296	$56,532	$59,207	$46,934

Underwriting income (loss) – We define underwriting income (loss) as income (loss) before income taxes excluding net investment income, net investment gains (losses), impairment charges, interest expense, amortization expense and other income and expenses. Underwriting income (loss) represents the pre-tax profitability of our underwriting operations and allows us to evaluate our underwriting performance without regard to investment income. We use this metric as we believe it gives our management and other users of our financial information useful insight into our underlying business performance. Underwriting income (loss) should not be viewed as a substitute for pre-tax income (loss) calculated in accordance with GAAP, and other companies may define underwriting income (loss) differently.

($ in thousands)	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2023	2022	2023	2022
Income (loss) before federal income tax expense (benefit)	$27,795	$(3,118)	$72,533	$23,819
Add:
Interest expense	2,632	1,738	7,250	4,280
Amortization expense	463	387	1,336	1,160
Other expenses	1,482	—	4,061	—
Less:
Net investment income	13,089	5,988	26,318	31,667
Net investment (losses) gains	(2,984)	(7,305)	3,328	(26,117)
Underwriting income	$22,267	$324	$55,534	$23,709

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Loss Ratio / Adjusted Combined Ratio – We define adjusted loss ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP), excluding losses and LAE related to the LPT and all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss ratio and adjusted combined ratio should not be viewed as substitutes for our loss ratio and combined ratio, respectively.

($ in thousands)	Three months ended September 30,		Nine months ended September 30,
(unaudited)	2023	2022	2023	2022
Net earned premiums	$227,033	$158,048	$604,211	$445,851

Losses and LAE	138,536	111,746	377,841	293,536
Pre-tax net impact of loss portfolio transfer	(266)	9,271	(970)	9,271
Adjusted losses and LAE	$138,802	$102,475	$378,811	$284,265

Loss ratio	61.0%	70.7%	62.5%	65.9%
Net impact of LPT	(0.1)%	5.9%	(0.2)%	2.1%
Adjusted Loss Ratio	61.1%	64.8%	62.7%	63.8%

Combined ratio	90.2%	99.8%	90.8%	94.7%
Net impact of LPT	(0.1)%	5.9%	(0.2)%	2.1%
Adjusted Combined Ratio	90.3%	93.9%	91.0%	92.6%

Tangible Stockholders’ Equity – We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies and should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

($ in thousands)	September 30		December 31
(unaudited)	2023	2022	2022
Stockholders' equity	$535,397	$399,817	$421,662
Less: Goodwill and intangible assets	88,808	90,237	89,870
Tangible stockholders' equity	$446,589	$309,580	$331,792